EXHIBIT 5


July 14, 1998



URS Corporation
100 California Street, 5th Floor
San Francisco, CA  94111

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by URS Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of up to 3,658,260 shares of the Company's Common Stock, $.01 par value (the "Shares"), by Wells Fargo Bank, N.A.; Stinson Capital Partners, L.P.; Stinson Capital Partners II, L.P.; BK Capital Partners II, L.P.; BK Capital Partners III, L.P.; BK Capital Partners IV, L.P.; Richard C. Blum & Associates, L.P.; Stinson Capital Fund Ltd. (Cayman); and The Common Fund.

In connection with this opinion, we have examined the Registration Statement and related prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By:      /s/Samuel M. Livermore
         ------------------------
         Samuel M. Livermore


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